Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		May 1, 2018
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2018.
Net sales for the first quarter ended March 31, 2018 were $291.4 million compared to $279.4 million during the first quarter of 2017. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 7.9% in the first quarter of 2018 versus the first quarter of 2017. The average selling price of wire per copper pound sold increased 15.6% in the first quarter of 2018 versus the first quarter of 2017. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 18.3% versus the first quarter of 2017. Net income for the first quarter of 2018 was $11.4 million versus $13.6 million in the first quarter of 2017. Fully diluted net earnings per common share were $0.54 in the first quarter of 2018 versus $0.65 in the first quarter of 2017.
On a sequential quarter comparison, net sales for the first quarter of 2018 were $291.4 million versus $301.3 million during the fourth quarter of 2017. Sales dollars decreased due to a 3.9% unit volume decrease of copper building wire sold, offset by a 1.3% increase in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices increased primarily due to an increase of 2.2% in the price of copper purchased. Net income for the first quarter of 2018 was $11.4 million versus $28.5 million in the fourth quarter of 2017. Fully diluted net income per common share was $0.54 in the first quarter of 2018 versus $1.36 in the fourth quarter of 2017.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our results in the first quarter, with some key items to note. Net sales dollars increased in the quarter, driven primarily by higher copper raw material prices. Copper margins increased strongly in the quarterly comparison of 2018 versus 2017. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 10.1% in the first quarter of 2018 versus the first quarter of 2017. The copper spread expanded 10.1% as the average price of copper purchased increased 18.3% in the first quarter of 2018 versus the first quarter of 2017, while the average selling price of wire sold increased 15.6%. The percentage change on sales is on a higher nominal dollar amount than on purchases and, therefore, spreads change on a nominal dollar basis. Unit volumes in the first three months of 2018, decreased 7.9% in copper pounds shipped versus the first three months of last year. We believe volumes were impacted primarily by rough winter weather that slowed construction projects, particularly in January.
The U.S. economy appears strong, as is construction activity. We believe that some of our financially stressed competitors have struggled and acted erratically in what we consider a strong business environment, when volumes are good and margins should also be strong. Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $107.8 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

The Company will host a conference call to discuss the first quarter results on Wednesday, May 2, 2018, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 866-352-2112, and the passcode is 6783418#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 6783418#, until June 1, 2018. A replay of this conference call will also be accessible in the Investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2017 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended March 31,
In Thousands	2018	2017
Net Income	$11,353	$13,632
Income Tax Expense	3,597	6,852
Interest Expense	59	58
Depreciation and Amortization	4,109	3,798
EBITDA	$19,118	$24,340

Encore Wire Corporation
Consolidated Balance Sheets
(In Thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current Assets
Cash	$107,827	$123,362
Receivables, net	248,466	228,885
Inventories	94,498	92,365
Prepaid Expenses and Other	1,751	2,372
Total Current Assets	452,542	446,984
Property, Plant and Equipment, net	290,112	286,798
Other Assets	193	193
Total Assets	$742,847	$733,975

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$41,097	$36,330
Accrued Liabilities and Other	27,826	35,301
Total Current Liabilities	68,923	71,631
Long-Term Liabilities
Deferred Income Taxes	20,688	20,999
Total Long-Term Liabilities	20,688	20,999
Total Liabilities	89,611	92,630
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	59,147	58,192
Treasury Stock	(91,056)	(91,056)
Retained Earnings	684,876	673,940
Total Stockholders’ Equity	653,236	641,345
Total Liabilities and Stockholders’ Equity	$742,847	$733,975

Encore Wire Corporation
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended March 31,
	2018		2017
	(Unaudited)

Net Sales	$291,431	100.0%	$279,392	100.0%
Cost of Goods Sold	253,937	87.1%	240,187	86.0%
Gross Profit	37,494	12.9%	39,205	14.0%

Selling, General and Administrative Expenses	22,887	7.9%	18,737	6.7%
Operating Income	14,607	5.0%	20,468	7.3%

Net Interest & Other Income	343	0.1%	16	—%
Income before Income Taxes	14,950	5.1%	20,484	7.3%

Provision for Income Taxes	3,597	1.2%	6,852	2.5%
Net Income	$11,353	3.9%	$13,632	4.9%

Basic Earnings Per Share	$0.54		$0.66
Diluted Earnings Per Share	$0.54		$0.65
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,835		20,738
Diluted	20,911		20,834
Cash Dividends Declared per Share	$0.02		$0.02

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